EXHIBIT 12.1

                    TRITON ENERGY LIMITED AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIOS)
                                 (UNAUDITED)




<<s>

                                                                                                   SEVEN MONTHS
                                                            NINE MONTHS ENDED        YEAR ENDED       ENDED
                                                              SEPTEMBER 30,            DEC. 31,      DEC. 31,
                                                     ------------------------------  ------------  --------------
                                                                   1996       1995      1995            1994
                                                     -------------------  ---------  ------------  --------------

Fixed charges, as defined (1):
    Interest charges                                 $           33,049   $ 30,509   $    41,305   $      20,285
    Preferred dividend requirements of
      subsidiaries adjusted to pre-tax basis                        ---        ---           ---             ---
                                                     -------------------  ---------  ------------  --------------
        Total fixed charges                                      33,049     30,509        41,305          20,285
                                                     -------------------  ---------  ------------  --------------

Earnings, as defined (1) (3):
  Earnings (loss) from continuing operations
     before income taxes, minority interest,
     extraordinary item and cumulative effect of
     accounting change                                           47,635     15,856        16,600         (22,834)
  Fixed charges, above                                           33,049     30,509        41,305          20,285
  Less interest capitalized                                     (19,097)   (11,522)      (16,211)        (11,833)
  Plus undistributed (earnings) loss of affiliates                 (118)     1,014         2,249           4,102
  Less preferred dividend requirements of
    subsidiaries adjusted to pre-tax basis                          ---        ---           ---             ---
                                                     -------------------  ---------  ------------  --------------
                                                     $           61,469   $ 35,857   $    43,943   $     (10,280)
                                                     -------------------  ---------  ------------  --------------

RATIO OF EARNINGS TO FIXED CHARGES (2) (3)                          1.9        1.2           1.1             ---
                                                     -------------------  ---------  ------------  --------------




<<s>



                                                                          YEARS ENDED MAY 31,
                                                     ------------------------------------------------------
                                                                     1994        1993       1992      1991
                                                     ---------------------  ----------  ---------  --------

Fixed charges, as defined (1):
    Interest charges                                 $             26,951   $  16,336   $ 11,066   $28,056
    Preferred dividend requirements of
      subsidiaries adjusted to pre-tax basis                          364       1,551      1,780     2,330
                                                     -------------------  ---------  ------------  --------
        Total fixed charges                                        27,315      17,887     12,846    30,386
                                                     ---------------------  ----------  ---------  --------

Earnings, as defined (1) (3):
  Earnings (loss) from continuing operations
     before income taxes, minority interest,
     extraordinary item and cumulative effect of
     accounting change                                            (23,104)   (147,445)   (87,124)   21,054
  Fixed charges, above                                             27,315      17,887     12,846    30,386
  Less interest capitalized                                       (16,863)     (6,407)    (6,529)   (5,879)
  Plus undistributed (earnings) loss of affiliates                   (645)      3,012      2,558    (2,604)
  Less preferred dividend requirements of
    subsidiaries adjusted to pre-tax basis                           (364)     (1,551)    (1,780)   (2,330)
                                                     ---------------------  ----------  ---------  --------
                                                     $            (13,661)  $(134,504)  $(80,029)  $40,627
                                                     ---------------------  ----------  ---------  --------

RATIO OF EARNINGS TO FIXED CHARGES (2) (3)                            ---         ---        ---       1.3
                                                     ---------------------  ----------  ---------  --------

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(1)        Earnings include the Company's equity in the losses of an affiliate whose  debt  is  guaranteed  by the Company.  Related interest charges for the years  ended May 31, 1992 and 1991 of $819,000 and $802,000, respectively, were excluded from fixed charges due to the improbability that such guarantees would  be  honored.

(2) Earnings were inadequate to cover fixed charges for the seven months ended December 31, 1994 by $30,565,000 and for the years ended May 31, 1994, 1993 and 1992 by $40,976,000, $152,391,000 and $92,875,000, respectively.

(3) Earnings reflect nonrecurring writedowns and loss provisions of $3,150,000 for the nine months ended September 30, 1996, $1,058,000 for the year ended December 31, 1995, $984,000 for the seven months ended December 31, 1994 and $45,754,000, $99,883,000, $48,805,000 and $2,708,000 for the years ended May 31, 1994, 1993, 1992 and 1991, respectively. Nonrecurring gains from the sale of assets and other gains aggregated $22,189,000 and $13,571,000 for the nine months ended September 30, 1996 and 1995, respectively, $13,617,000, $56,193,000 and $28,351,000 for the years ended December 31, 1995, May 31,
1994 and 1991, respectively. The ratio of earnings to fixed charges if adjusted to remove nonrecurring items, would have been 0.7 for the nine months ended September 30, 1995 and 0.8 and 0.6 for the years ended December 31, 1995 and May 31, 1991, respectively. Without nonrecurring items, earnings would have been inadequate to cover fixed charges for the nine months ended
September  30,  1995  by  $8,223,000, for the year ended December 31, 1995  by
$9,921,000, for the seven months ended December 31, 1994 by $29,581,000 and for the years ended May 31, 1994, 1993, 1992 and 1991 by $51,415,000,
$45,183,000,  $32,301,000  and  $11,906,000,  respectively.